Exhibit 5.1

argenx SE	Amsterdam
Willemstraat 5	Freshfields Bruckhaus Deringer LLP
4811AH Breda	Strawinskylaan 10
The Netherlands	1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam
T +31 20 485 7000
+31 20 485 7633 (Direct)
F +31 20 517 7633
E dirkjan.smit@freshfields.com
www.freshfields.com

Doc ID
ACTIVE/95398129.5/1

Our Ref
DJS/BS
CLIENT MATTER NO. 163871/0014

1 June 2018

Dear Sir/Madam,

ARGENX SE — FORM S-8 REGISTRATION STATEMENT

Introduction

1.             We have acted as Dutch law legal advisers to argenx SE (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement on Form S-8 filed with the United States Securities and Exchange Commission (SEC) on 1 June 2018 (the Registration Statement) under the United States Securities Act of 1933, as amended, with respect to up to 5,501,432 ordinary shares of the Company with a nominal value of EUR 0.10 each (the Plan Shares) to be delivered pursuant to the exercise of option rights to purchase ordinary shares pursuant to the Option Plan (as defined below).

This opinion letter is delivered to you pursuant to your request.

Documents reviewed

2.                                      In rendering the opinion, we have examined the following documents:

(a)                                a scanned copy of the Registration Statement;

(b)                                a scanned copy of the argenx option plan for the grant of option rights to subscribe for Shares as first installed by the Company’s board of directors on 18 December 2014 and approved by the general meeting of shareholders of the Company on 28 April

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:

Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

Abu Dhabi  Amsterdam  Bahrain  Beijing  Berlin  Brussels  Cologne  Dubai  Düsseldorf  Frankfurt am Main  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong

London  Madrid  Milan  Moscow  Munich  New York  Paris  Rome  Shanghai  Singapore  Tokyo  Vienna  Washington

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2016 (the Option Plan and the option rights granted pursuant to the Plan, the Plan Option Rights);

(c)                                 an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 1 June 2018 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects as at 12.28 hrs CEST on the date hereof (the Extract);

(d)                                a print-out of an electronic online confirmation from the insolvency register from the district court of Rotterdam through www.rechtspraak.nl and the online EU Insolvency register dated 1 June 2018 that the Company has not been declared bankrupt (failliet verklaard) or has not been granted a suspension of payments (surseance van betaling) and confirmed upon our request by the court registries of the district courts of Rotterdam by telephone to be correct as at 12.38 hrs CEST on the date hereof;

(e)                                 a scanned copy of a deed of conversion and amendment (akte van omzetting en statutenwijziging) dated 26 April 2017 relating to the conversion of the legal form of the Company into an SE or European Company and amendment of the articles of association (statuten) of the Company (the Deed of Amendment), which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association); and

(f)                                  scanned copies of the signed:

(i)                                    minutes of the board of directors of the Company dated 18 December 2014;

(ii)                                 the notarial deed of record dated 24 May 2016, concerning the proceedings of the general meeting of shareholders of the Company, held on 28 April 2016, drawn up by Cornelis Johannes Jozefus Maria van Gool, civil law notary, officiating in Amsterdam, the Netherlands; and

(iii)                              an extract dated 1 June 2018 from the proceedings of the annual general meeting of shareholders of the Company, held on 8 May 2018, drawn up by Dirk-Jan Jeroen Smit, civil law notary, officiating in Amsterdam, the Netherlands.

The documents referred to above in items (a) to (f) (inclusive) are herein referred to as the Documents; the documents referred to above in items (d) and (f) are herein referred to as the Corporate Documents and the documents referred to above in item (f) are herein referred to as the Resolutions.

Nature of Opinion and Observations

3.                                      This letter is subject to the following nature of opinion and observations:

(a)                                Dutch Law:  this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance

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with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)                                Changes in Law:  we express no opinion that the future or continued performance of a party’s obligations with regard to the issuance of the Plan Shares will not contravene Dutch law, its application or interpretation if altered in the future;

(c)                                 Territory of the Netherlands:  all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)                                Factual Statements:  we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(e)                                 Representations:  we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)                                  Effects of Opinion:  the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents;

(g)                                 Nature of Investigations:  in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials; this opinion letter is subject to any factual matters, documents or events not disclosed to us;

(h)                                Tax:  we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on any advice from us in relation to the tax implications of the Documents or the Transaction for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(i)                                    Operational Licenses:  we have not investigated whether the Company has obtained any of the operational licenses, permits and consents which it may require for the purpose of carrying on its business (including the Transaction);

(j)                                   Anti-trust:  we have not considered whether the transactions contemplated by the Documents comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(k)                                Data Protection:  we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

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(l)                                    Legal Concepts:  Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; and

(m)                            Date of Opinion:  this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.             On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2, we are of the opinion that subject to receipt by the Company of the payment of the exercise price in full as provided for in the Option Plan, the Plan Shares, when issued pursuant to the terms of the Option Plan and accepted by the acquiror(s), will be validly issued, fully paid and non-assessable.

Benefit of opinion

5.             This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

Governing law

6.             This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands.(1)

Consent

7.             We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

(1)  The general terms and conditions of Freshfields Bruckhaus Deringer LLP can be found at www.freshfields.com.

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Schedule 1
ASSUMPTIONS

In considering the Opinion Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)                                Authenticity:  all signatures, stamps and seals on all documents in connection with this opinion (whether as originals or copies) are genuine and all such documents are authentic, accurate and complete;

(b)                                Copies:  all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)                                 No Amendments:  none of the Documents has since its execution been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(d)                                Registration:        the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(e)                                 Corporate Documents:  at the time when any Corporate Document was signed or will be signed, as the case may be, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(f)                                  Extract:  the information set forth in the Extract is accurate and complete on the date hereof;

(g)                                 Articles of Association:  the Articles of Association have not been amended;

(h)                                Resolutions:  the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Resolutions are true and correct;

(i)                                    Corporate Benefit:  the Option Plan and the transactions contemplated thereby are in the corporate interests (vennootschappelijk belang) of the Company;

(j)                                   Plan Option Rights: all Plan Option Rights have been or shall be validly granted by the corporate body authorized to do so and accepted in accordance with the terms and conditions stipulated by or pursuant to the Option Plan, ( ii) any pre-emption rights in respect of the granting of Plan Option Rights have been or shall be validly excluded by the corporate body authorized to do so and (iii) upon each issuance of Plan Shares, the relevant Plan Option Rights to subscribe for such Plan Shares has been validly exercised in accordance with the terms and conditions applicable to such Plan Option Right;

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(k)                                Exercise Price the exercise price per Plan Option Right for one Plan Share shall at least equal the aggregate nominal value of such Plan Share, the exercise price shall be in Euro and, where relevant, the Company shall have consented to payment in a currency other than Euro and the Company shall in case of a payment in a currency other than Euro have obtained a statement as referred to in Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code on the corresponding amount in Euro;

(l)                                    Listing of Shares: unless the Company duly relies on an exemption under the EU Prospectus Directive and the new Prospectus Regulation, Plan Shares shall have been admitted to trading on Euronext Brussels pursuant to and following the approval and publication of a prospectus drawn up in accordance with the EU Prospectus Directive and the new Prospectus Regulation;

(m)                            Financial Supervision Act:  the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht);

(n)                                Anti-terrorism, Money Laundering: the parties to the Transaction comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of the Transaction is consistent with all such laws and regulations; and

(o)                                No Director Disqualification: none of the directors of the Company is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under articles 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)).

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Schedule 2
QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)                                Insolvency Proceedings:  our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, (preliminary) suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Council Regulation (EC) no. 1346/2000 of 29 May 2000 on Insolvency Procedures or otherwise;

(b)                                Creditor Action:  our opinion is subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)                                 Limitations under Dutch law:  the validity and enforceability of obligations of a Company are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Dutch law to obligors generally;

(d)                                Scope of Objects:  the Company may invoke the nullity of any legal act (rechtshandeling) if such legal act was outside its objects and the other party to such legal act was or should — without investigation - have been aware of this; however, the determination of whether a legal act is within the objects of the Company may not be based solely on the description of these objects in the Company’s articles of association, but must take into account all relevant circumstances, including in particular the question whether the interests of the Company are served by the relevant legal act;

(e)                                 Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit enforceability;

(f)                                  Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of Plan Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code and holders of Plan Shares cannot be held personally liable for acts performed in the name of the Company and cannot be held liable to contribute to losses of the Company in excess of the amount which must be paid up on their shares as provided for by Section 2:64 of the Dutch Civil Code; and

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(g)                                 Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness.